EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Statement on Form 1-K_A of our report dated June 4, 2024 with respect to the consolidated balance sheets of Med-X Inc. as of December 31, 2023 and 2022 and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2023 and 2022 and the related notes to the consolidated financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

SetApart Accountancy Corp June 12, 2024 Los Angeles, California